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EXHIBIT 99.1

Contact: Katrina Puett Phone: (208) 386-5255
FOR RELEASE:

October 13, 2003

WASHINGTON GROUP INTERNATIONAL ENTERS NEW $35O-MILLION CREDIT FACILITY

        Boise, Idaho—Washington Group International, Inc. (NASDAQ: WGII) announced today that it has entered into a new $350-million, 48-month credit facility with a financial syndicate led and arranged by Credit Suisse First Boston. The new facility replaces the $350million credit facility that the company entered into as part of its plan of reorganization in January 2002.

        Based on current rates, interest expense under the new facility is expected to be approximately $9 million a year lower than under the old facility. As previously disclosed, Washington Group will write off the remaining $9.8 million of debt issue costs associated with the old facility which will result in a $5.9-million after-tax charge to earnings in the fourth quarter of this year.

        "The fact that we have been able to enter the financial markets and negotiate a new four-year deal with improved terms speaks volumes about how far we've come in the past 20 months," said Stephen G. Hanks, President and Chief Executive Officer of Washington Group. "We are pleased to have achieved a multi-year package like this. While we currently have about $200 million in cash and no debt, this facility reinforces our liquidity, capacity and flexibility in our markets."

        Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides premier science, engineering, construction, operations, program-management, and development services in 15 major markets.

Markets Served

        Energy, consumer products, environmental, government, heavy civil, industrial, manufacturing, mining, nuclear services, facilities management, process, telecommunications, transportation, water resources, and weapons demilitarization.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business, industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1